UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 11, 2007

The New York Times Company

(Exact name of Registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02         Termination of a Material Definitive Agreement

On October 11, 2007, NYT Real Estate Company LLC, a wholly owned subsidiary of The New York Times Company (the “Company”), The New York Times Building LLC, a limited liability company in which the Company holds a 58% interest, FC Eighth Ave., LLC, an affiliate of the Forest City Ratner Companies that holds the remaining 42% interest in The New York Times Building LLC, and Capmark Finance Inc. (“Capmark”) (formerly GMAC Commercial Mortgage Corporation) terminated two construction loan agreements, the Building Loan Agreement, as amended, and the Project Loan Agreement, as amended (together, the “Loan Agreements”).   These financing arrangements related to the development and construction of a condominium office building (the “Building”) in New York City by the Company and an affiliate of the Forest City Ratner Companies.  The Building serves as the Company’s new headquarters.

In January 2007, as a result of amendments to the Loan Agreements, NYT Real Estate Company LLC was released as a borrower.  However, Capmark remained obligated to continue to fund to The New York Times Building LLC the balance of the construction loan required to complete construction of the Building.

On October 11, 2007, the construction loan was repaid in full from the proceeds of a refinancing by FC Eighth Ave., LLC of its condominium units in the Building.  In connection with this repayment, (i) all of the agreements entered into in connection with the construction loan between The New York Times Building LLC and Capmark have been terminated, including the Loan Agreements, (ii) FC Eighth Ave., LLC repaid to NYT Real Estate Company LLC equity contributions in the amount of $21,191,707, and (iii) certain guarantees and other security previously held by the Company and NYT Real Estate Company LLC  to secure various obligations of FC Eighth Ave., LLC in connection with the construction of the Building were released.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: October 15, 2007	By:	/s/ Rhonda L. Brauer
Rhonda L. Brauer,
Secretary and
Corporate Governance Officer